Exhibit 10.27
UNITED STATES DEPARTMENT OF AGRICULTURE RURAL BUSINESS-COOPERATIVE SERVICE
VALUE-ADDED PRODUCER GRANT AGREEMENT
This Grant Agreement (Agreement) dated September 27, 2007, between MinnErgy, LLC (Grantee), and the United States of America, acting through the Rural Business-Cooperative Service of the Department of Agriculture (Grantor), for $ 300,000 in grant funds under the VAPG program, delineates the agreement of the parties.
NOW, THEREFORE, in consideration of the grant;
The parties agree that all the terms and provisions of the VAPG Notice of Solicitation of Applications (NOSA) and application submitted by the Grantee for this VAPG grant, including any attachments or amendments, are incorporated and included as part of this Agreement. Any changes to these documents or this Agreement must be approved in writing by the Grantor.
The Grantor agrees to make available to the Grantee for the purpose of this Agreement funds in an amount not to exceed the Grant funds, subject to the terms and conditions of this Agreement.
As a condition of the Agreement, the Grantee certifies that at least 51 percent of the outstanding interest in the project has membership or is owned by those who are either citizens of the United States or reside in the United States after being legally admitted for permanent residence.
As a condition of the Agreement, the Grantee certifies that it is in compliance with and will comply in the course of the Agreement with all applicable laws, regulations, Executive Orders, and other generally applicable requirements, including those contained in 7 CFR parts 3015, 3019, 4284, and the VAPG NOSA, which are incorporated into this agreement by reference, and such other statutory provisions as are specifically contained herein. The Grantee will comply with title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, the Age Discrimination Act of 1975, the Americans with Disabilities Act, Executive Order 12898, and Executive Order 12250.
As a condition of the Agreement, the Grantee certifies that its management has read and understands the requirements of 7 CFR parts 3015, 3017, 3018, 3019, and 4284.
NOW, THEREFORE, the parties do hereby agree as follows:
1. Grant
A. The total amount of grant funds payable to the Grantee by the Grantor shall not exceed $300,000 (Grant). Any unexpended Grant funds remaining at the time of project completion or termination of the Agreement shall be returned to the Grantor within 30 calendar days from the date of project completion or termination of the Agreement.
B. Grantee will match Grant funding with an amount equal to or greater than $300,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the Grant begins.
C. The funding period of this grant will begin on October 1, 2007 and will conclude within 365 days of the starting date, but no later than December 31, 2008. The Grantee may charge to the Grant only allowable costs resulting from obligations incurred during the funding period.
D. The Grantee shall use Grant funds and matching funds only for the purposes and activities specified in detail in EXHIBIT A, entitled “GRANT WORK PLAN AND BUDGET” which is attached hereto and incorporated herein. Any uses not provided for in EXHIBIT A must be approved in writing by the Grantor in advance of expenditure by the Grantee.
2. Financial Management
A. The Grantee shall relate financial data to performance data and develop unit cost information whenever practical.
B. The Grantee shall maintain a financial management system in accordance with 7 CFR 3019.21.
C. Payment shall be made in accordance with 7 CFR 3019.22. If the Grantee cannot maintain a financial management system in accordance with 7 CFR 3019.21 or if Grantee fails to satisfactorily meet any other conditions set forth in this Agreement, the Grantee may be paid on a reimbursement basis, at the discretion of the Grantor.
i. If payment is to be made by advance, the Grantee shall request advance payment, but not more frequently than once every 30 days, of grant funds by using Standard Form 270, “Request for Advance or Reimbursement.” Receipts, hourly wage rate, personnel payroll records, or other documentation must be provided upon request from the Agency.
ii. If payment is to be made by reimbursement, the Grantee shall request reimbursement of grant funds, but not more frequently than once every 30 days, by using Standard Form 270, “Request for Advance or Reimbursement.” Receipts, hourly wage rate, personnel payroll records, or other documentation, as determined by the Agency, must be provided with the request to justify the amount.
D. If program income is earned during the time period of the grant, it may be used to replace other sources of matching funds if prior approval is received from the Agency. Program income that is not used as matching funds for the grant project must first be added to the total project costs and used to further eligible project or program objectives. Program income earned in excess of funds that can be used for matching funds or eligible expenses must be deducted from the total project or program allowable cost and will result in a reduction of the Federal share. Costs incident to the generation of program income may be deducted from gross income to determine program income, provided these costs have not been charged to the award.

E. The Grantee shall provide satisfactory evidence to the Grantor that the Grantee has complied with the bonding or insurance requirements specified by EXHIBIT B, “BONDING COVERAGE,” which is attached hereto and incorporated herein.
The Grantee is subject to the audit requirements specified in EXHIBIT C, “AUDIT REQUIREMENTS,” which is attached hereto and incorporated herein.
3. Property Standards
The Grantee must adhere to the property standards outlined in 7 CFR 3019.31 through 3019.37.
4. Procurement Standards
The Grantee must adhere to the procurement standards outlined in 7 CFR 3019.41 through 3019.48.
5. Reports
The Grantee shall submit financial and project performance reports satisfactory to the Grantor in accordance with EXHIBIT D, entitled “REPORTING REQUIREMENTS,” which is attached hereto and incorporated herein.
6. Site Visits
The Grantee will allow the Grantor to conduct site visits as needed for monitoring the Grantee’s progress and auditing the Grantee’s financial records related to the performance under the Agreement. Failure to allow the Grantor to conduct site visits shall be grounds for terminating the grant.
7. Records
The Grantee shall retain and provide access to records as required by 7 CFR 3019.53.
8. Termination
The award that is the subject of this Agreement shall only be terminated in accordance with 7 CFR 3019.61.
9. Enforcement
The terms and conditions of this award will be enforced using the provisions of 7 CFR 3019.62.
10. Extensions
If the grant will not be completed by the end of the funding period, as defined in paragraph 1.C.,

the Grantee may request an extension. The extension must be requested at least 30 days prior to the end of the funding period or it will not be considered. The request must be in writing and addressed to the State Director. It must include the following information: (1) the time period of the extension requested; (2) a revised budget and work plan demonstrating that funds will be completely expended by the end of the extension; (3) the reason(s) why the extension is being requested; and (4) what steps will be taken by the Grantee to ensure that the project is completed by the end of the extension. Submission of a request for an extension does not guarantee that the Agency will approve the extension. The Agency may grant one no-cost extension of up to one year at its discretion. However, extensions will only be approved in cases where significant circumstances beyond the Grantee’s control prohibited timely performance of grant activities. Extensions will not be approved for changes in scope.
11. Other Conditions
If the Grantee is a farmer or rancher cooperative, the Grantee’s Board of Directors must take director training on cooperative governance and the responsibilities of cooperative directors during the time period of the Grant. Members on the Board of Directors that have taken this training previously can certify, in writing, to the Grantor the specifics of the training and when it was completed. Any new members or members who have not completed the training previously must complete the training as approved by the Grantor.
IN WITNESS WHEREOF, Grantee has this day authorized and caused this Agreement to be signed it its name and its corporate seal to be hereunto affixed and attested by its duly authorized officers thereunto, and the Grantor has caused this Agreement to be duly executed on its behalf by:
Grantor:
UNITED STATES OF AMERICA
RURAL BUSINESS-COOPERATIVE SERVICE

/s/ David Gaffaney	9/28/2007
Signature	Date

DAVID GAFFANEY
Name

Business & Cooperatives Programs Director
Title

Grantee:

MinnErgy, LLC

/s/ Daniel H. Arnold	10-5-07

Signature	Date

Daniel H. Arnold
Name

Chairman
Title

EXHIBITI A
GRANT WORK AND BUDGET

     The plant work force will include approximately five team leaders/supervisors to oversee day to day operations and production employees. The company also intends to hire production positions, which will staff a four crew operation, and material handlers for an estimated total of fifteen employees. The material handlers will include rail attendants, truck attendants, a grain sampler and entry level floater.
     The company intends on hiring a utilities and safety manager and a maintenance manager. The company also plans on hiring five maintenance positions including a boiler operator, welder, electrician, electronic technician and general worker.
     The lab staff will consist of a manager and two lab technicians
     The company intends to hire an office staff to help with administrative items. The company may chose to hire one or more secretary/general clerk depending on the qualifications of the other office personnel.
Work plan/Budget
     MinnErgy, LLC formally organized on March 31, 2006 and began developing the work plan to construct and operate a 50 million gallon dry mill corn-processing ethanol plant utilizing natural gas-fired boilers. The budget for the project in it’s’ entirety is $133,000,000.
     The initial phase of the project was to identify local investors with an interest in creating an organization that would agree with the development objective. This accomplished, a Board of Governors was established and PRX Geographic was engaged to prepare a feasibility study concerning the viability of the project. Concurrently the legal firm of Streater & Murphy was retained, as was the accounting firm of Christianson and Associates. An Operating Committee was developed to identify and initiate project tasks. This committee identified prospective building sites. Site evaluation criteria consisted of: fatal flaw assessment, infrastructure and other assets necessary for an ethanol plant including grain availability, road and rail access and transportation infrastructure at the site, utilities including electricity stores, natural gas, water and waste water disposal, ethanol and co-product market proximity, labor availability, community services such as welding, electrical shop, plumbing, schools, fire protection, hospital, airport, and location relative to communities and homes. Contracts were developed with the environmental firm of Natural Resource Group and the civil engineering firm of Yaggy Colby Associates. Meetings were held with the DM&E Railroad to discuss the requirements necessary for access and service, and also with a variety of companies that were capable of supplying the engineering, procurement, and construction requirements of the project.
     Land option agreements were developed and committed to upon selection of prospective site locations. A Letter Of Intent was signed in March 2007 with the design-build firm of Fagen, Inc. Engineering services are currently planned to proceed during October 2007 with plant construction to begin April 2008. A production well and observation well has been drilled by Thein Well Company and a seven day ground water pumping test was completed April 21, 2007.

     The firms of American Engineering Testing, Inc. and Brookfield Resources, Inc. have performed subsurface exploration and geotechnical review services for the plant site.
     The environmental permitting process is underway currently. The environmental permitting firm the Natural Resource Group has been contracted to direct this process. It is expected that the applications will be submitted to the appropriate governmental agencies in June of 2007. We expect to receive permit approval prior to 2007 year end.
     In March of 2007 the Board of Governors began working on the task of developing the various committees and committee chairpersons and has completed all of the committees and chairpersons except one. The various committees will be: Communications, PR, Fund Raising-Tony Wasinger, Chairman; Finance Committee — Dan Florness, Chairman; Grain, Energy Procurement-End Product Marketing- Chairperson, TBD; Site Construction & Permitting Committee — Ron Scherbring, Chairman; Legal Committee — Dan Arnold, Chairman.
     A relationship is being developed with an entity to purchase corn for the process. We expect to begin developing forward contracts for corn delivery as much as one year prior to substantial completion. Relationships will also be developed during the construction phase with marketing companies for the sale of the ethanol and the DDGS.
     Six months prior to substantial completion we expect to begin hiring and training the staff that will manage and operate the business.
     Included in the budget table that follows are the estimated costs for the working capital uses of the grant request. The grant budget time frame will start December 1, 2007 and extend to November 30, 2008. The time frame of this budget is 365 days. The identified costs are: computer network, computers, accounting software and implementation — $225,000; office equipment, i.e., phone system, copying machine, supplies — $75.000; office rent, utilities, and salaries for project manager and administrative assistant — $160,000; inventory for plant and office supplies - $140,000. Matching funds will be spent at a rate equal to or greater than grant funds.

	Start	End	Budget
Task	Date	Date	Federal	Cash	In-Kind	Total
Task 1 — Computers, Software, Network, Implementation Responsible Staff:
Dan Arnold, Dan Florness	01/1/08	5/30/08	112,500	112,500		225,000
Task 2 — Office Equipment Responsible Staff: Tony Wasinger	04/1/08	09/30/08	37,500	37,500		75,000

	Start	End	Budget
Task	Date	Date	Federal	Cash	In-Kind	Total
Task 3 — Office rent, Utilities, Salaries Responsible Staff: Ron	12/1/07
Scherbring	10/1/07	11/30/08	80,000	80,000		160,000
Task 4 — Inventory, Supplies Responsible Staff: Ron Scherbring	06/1/08	11/30/08	70,000	70,000		140,000
Total Cost of Project			300,000	300,000		600,000
Task I — Purchase and implementation of the computer system and accounting software necessary to support the business activities. Cost = $225,000
Dan Arnold will chair the committee responsible for this decision. Dan has had extensive experience working within the contract electronics manufacturing industry and has broad knowledge of accounting and business systems. He is currently President of DCM — Tech. Serving on this committee will also be Dan Florness, currently the Chief Financial Officer of the Fastenal Company. Dan has considerable experience and expertise with accounting software systems. We will lean heavily on Christianson and Associates for advice concerning the accounting system. Christianson has developed software specifically for the grain and ethanol industries. It is expected that implementation of the system will be contracted with the company supplying the system.
Timing: January 2008 — October 2008.
Subtask A - Identify computer hardware requirements. MinnErgy will deploy a business class computer system consisting of a multiple servers and approximately 15 client work stations throughout the facility. The servers will be fully redundant with raid array storage and multiple power supplies. An offsite backup system will also be implemented. A computer infrastructure flow sheet will be designed. Competing proposals will be developed for committee review and decision making. We consider this to be a critical component of the business and will address it early in the construction phase of the project. The grant administrator will be able to evaluate the progress of this task through the review of proposals, submittal of invoices and review of flow sheet development.
Timing: January 2008 — June 2008. Cost = $108,000
Subtask B - Identify and procure accounting software. MinnErgy will review business application accounting software options typically used within the industry. We will discuss the use of the different options with users of such software and with our consulting accounting firm Christianson and Associates, and McGladrey & Pullen our consulting audit firm. Request of competing proposals for committee review. This subtask may be evaluated by reviewing the business proposals and the submission of invoices.
Timing: April 2008 — June 2008 Cost $55,000
Subtask C - Identify, procure and install grain accounting software. MinnErgy will review business application software options typically used with the industry. We will discuss the use of different options with users of such software including our member All American Co-op, our consulting accounting firm Christianson and Associates, and other firms in the grain risk management arena. Request competing proposals for committee review and decision making. This subtask may be evaluated by reviewing the business proposals and the submission of invoices.
Timing: June 2008 — October 2008 Cost = $62,000
Task 2 - Purchase of office equipment. $75,000
Tony Wasinger will chair the committee that will oversee this activity. Tony is currently the Plant Manager of the Bay State Milling Company flour mill in Winona, MN. Also serving on this committee will be Chris Arnold. Chris is currently President of E-Tool, Inc. in Winona, MN.
Timing: April 2008 — September 2008.
Subtask A - Identify requirements of administration, laboratory, and manufacturing departments as it relates to desks, chairs, and file storage. Review operational requirements of staff and prepare office layout drawings of various departments. Identify preferred vendor options and request competing proposals for committee review and decision making. Subtask may be evaluated by review of proposals and submission of invoices.
Timing: May 2008 — June 2008 Cost —— $20,000
Subtask B - Identify office requirements of copiers, scanners, and fax machines. Review of operational requirements of office, laboratory, and manufacturing departments. Identify preferred vendor options and request competing proposals for committee review and decision making. Subtask may be evaluated by review of proposals and submission of invoices.
Timing: June 2008 —July 2008 Cost $30,000
Subtask C - Identify telephone system requirements for facility. Request competing system proposals from various vendors including system diagrams for committee decision making. Subtask may be evaluated by review of proposals and submission of invoices.
Timing: July 2008 — September 2008 Cost $25,000
Task 3 — Office rent, salaries, utilities.
Ron Scherbring will be responsible for these activities. Ron serves as the President/CEO of MinnErgy, LLC. Ron owns and operates Scherbring Heifer Hotel a custom dairy operation.
Timing: December 2007 — November 2008.

Subtask A - Identify office space options in area of project and initiate rental agreement. Prepare proposal for committee review. Subtask may be evaluated by review of proposals and submission of invoices. Timing — December 1, 2007 — December 31, 2007
Cost — Rent = $7,200. ($1,800/quarter)
Subtask B — Develop project manager and office administrator job descriptions. Initiate search for prospects and create list of qualified candidates. Interview candidates and submit proposed decisions to committee for review and decision making. Subtask may be evaluated by submission of copies of payroll payments.
Timing —           December 2007 — January 2008: Identify and Hire Candidates
December 2007 — November 2008: Payment of payroll.
Cost = $148,600 ($37,150/quarter)
Subtask C - Submission of utility costs. Evaluate subtask by submission of copies of invoices.
Timing- December 2007 — November 2008, Cost = $4,200 ($1,050/quarter)
     Task 4 — Inventory, Supplies. Cost = $140,000
Ron Scherbring will own the responsibility for these tasks.
Timing: June 2008 — November 2008.
Subtask A - Determine inventory requirements for process chemicals/enzymes. Discuss usage requirements with vendors and develop support quantities. Request proposal and submit to committee for review and decision making. Subtask may be evaluated by review of vendor support list and submission of invoices.
Timing: June 1 — June 30, 2008 Cost = $70,000
Subtask B - Determine maintenance supply inventory requirements. Discuss system maintenance requirements with equipment suppliers. Request proposals from suppliers of suggested maintenance support inventory. Present proposals to committee for review and decision making. Evaluate subtask by review of proposals and submission of invoices.
Timing: September I — November 30, 2008                 Cost = $65,000
Subtask C - Determine office inventory supply requirements of paper, envelopes, pens and pencils.
Review supplier options and request proposals. Present proposals to committee for review and decision making. Evaluate subtask by review of proposal documentation and submission of invoices.
Timing: July 1 — July 31, 2008            Cost = $5,000
Following is a budget breakdown for the entire project.

Use of Proceeds	Amount
Plant Construction	$83,400,000
Material Escalation Clause	$1,668,000
CCI Contingency	$4,170,000
Land Cost	$3,675,000
Site Development Costs	$12,182,000
Construction Contingency	$1,305,000
Construction Performance Bond	$500,000
Construction Insurance Costs	$300,000
Administrative Building	$400,000
Office Equipment	$75,000
Computers, Software, Network	$225,000
Railroad	$6,000,000
Rolling Stock	$400,000
Fire Protection and Water Supply	$5,300,000
Capitalized Interest	$3,000,000
Financing Costs	$700,000
Organilation Costs	$1,200,000
Pre-Production Costs-Salaries, Utilities, etc.	$750,000
Working Capital	$3,750,000
Inventory-Corn, Chemicals, Ethanol, DDGS	$3,500,000
Spare Parts 7 process equipment	$500,000

		TOTAL

		$133,000,000

Amount requested
MinnErgy, LLC is requesting a grant in the amount of $300,000 to help fund the start-up working capital costs of the project.

EXHIBIT B
BOND COVERAGE
The Grantee shall provide satisfactory evidence to the Grantor that the Grantee holds fidelity bond coverage in the amount of $ N/A*     that covers all officers and employees of the Grantee’s organization authorized to receive or disburse Federal funds. The bond coverage shall be obtained from a company or companies holding certificates of authority as acceptable sureties, as prescribed in 31 CFR part 223, “Surety Companies Doing Business With the United States.”

*	This grant is being administered as a reimbursement grant so fidelity bond coverage is not required (3015.17).

EXHIBIT C
AUDIT REQUIREMENTS
If a the Grantee is a non-profit corporation and the Grantee expends $500,000 or more in federal funds in one year, the Grantee shall be audited by a Certified Public Accountant. The audit, for the years the Grantee receives this financial assistance, will be conducted in accordance with Generally Accepted Government Auditing Standards (GAGAS) and OMB Circular A-133. These audits are due within 9 months after the end of the Grantee’s fiscal year. The Grantor is to receive a copy of this audit.
If the Grantee is a nonprofit corporation and the Grantee expends less than $500,000 in federal funds or the Grantee is a for profit corporation and the Grant amount is greater than $100,000, the project shall be audited by a Certified Public Accountant in accordance with Generally Accepted Government Auditing Standards (GAGAS). This audit will he a limited-scope audit focused only on the expenditure of grant and matching funds to assess compliance with applicable laws and regulations. It must be completed within 90 days after the funding period with a copy submitted to the Grantor.
If the Grantee is a nonprofit corporation and the Grantee expends less than $500,000 in federal funds or the Grantee is a for profit corporation and the Grant amount is $100,000 or less, the Grantee is subject to an audit by the Grantor of all records whose retention is required by the Agreement. This audit will focus only on the expenditure of grant and matching funds to assess compliance with applicable laws and regulations and must be completed within 90 days after the funding period.

EXHIBIT D
REPORTING REQUIREMENTS
You must provide Rural Development with a paper copy original or an electronic copy that includes all required signatures of the following reports. The reports should be submitted to the Agency contact listed for your assigned state in Section VII of the VAPG NOSA. Failure to submit satisfactory reports on time may result in suspension or termination of your grant. Both performance reports and financial reports must be in compliance with 7 CFR 3019.51 and 3019.52.
A. Form SF-269 or SF-269A. A “Financial Status Report,” listing expenditures according to agreed upon budget categories, on a semi-annual basis. Reporting periods end each March 31 and September 30. Reports are due 30 days after the reporting period ends. A final “Financial Status Report” is due within 90 calendar days of the completion of the project. Reports will be on a cash basis.
B. Semi-annual performance reports. Reports are due as provided in paragraph (A) of this section. These reports shall include the following:
i. A comparison of actual accomplishments to the objectives for that period. Objectives should be reported by specific task breakdown as described in the approved work plan and budget.
ii. Reasons why established objectives were not met, if applicable.
iii. Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods. This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.
iv. Objectives and timetables established for the next reporting period.
v. A summary at the end of the report with the following elements to assist in documenting the annual performance goals of the VAPG program for Congress.
If funds were awarded for working capital, the Grantee must discuss the following
•	Number of jobs created as a result of the project;

•	Any increase in producer revenues as a result of the project;

•	Any increase in customer base as a result of the project; and

•	Projects with significant energy components must report expected or actual capacity (e.g. gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions incurred during the project.
vi. Compliance with any special condition on the use of award funds should be discussed.

C. Final project performance reports. Reports are due as provided in paragraph (A) of this section. These reports shall include the following:
i. A comparison of actual accomplishments to the objectives for that period. Objectives should be reported by specific task breakdown as described in the approved work plan and budget.
ii. Reasons why established objectives were not met, if applicable.
iii. Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods. This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.
iv. Objectives and timetables established for the next reporting period.
v. Compliance with any special condition on the use of award funds should be discussed.
vi. Responses to the following:
a.	What have been the most challenging or unexpected aspects of this program?

b.	What advice you would give to other organizations planning a similar program. These should include strengths and limitations of the program. If you had the opportunity, what would you have done differently?

c.	If an innovative approach was used successfully, the Grantee should describe their program in detail so that other organizations might consider replication in their areas.
vii. A summary at the end of the report with the following elements to assist in documenting the annual performance goals of the VAPG program for Congress.
If funds were awarded for planning activities, the Grantee must discuss the following:
•	Number of expected jobs created as a result of continuing project;

•	Any expected increase in producer revenues as a result of continuing the project;

•	Any expected increase in customer base as a result of continuing the project; and

•	Projects with significant energy components must report expected capacity (e.g. gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions expected as a result of continuing the project.
If funds were awarded for working capital, the Grantee must discuss the following
•	Number of jobs created as a result of the project;

•	Any increase in producer revenues as a result of the project;

•	Any increase in customer base as a result of the project; and

•	Projects with significant energy components must report expected or actual capacity (e.g.

gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions incurred during the project.
viii. The Grantee must submit supporting documentation for completed tasks, which includes, but are not limited to, feasibility studies, marketing plans, business plans, and an accounting of how working capital funds were spent.
D. SF-272. If the Grantee receives advance payments, the Grantee shall submit a “Report of Federal Cash Transactions,” listing expenditures according to agreed upon budget categories, on a quarterly basis. Reporting periods end each March 31, June 30, September 30, and December 31. Reports are due 15 calendar days after the reporting period ends.